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Exhibit 10.2.4

VERIGY LTD. 2006 EQUITY INCENTIVE PLAN
NOTICE OF SHARE UNIT AWARD

        You have been granted units representing Ordinary Shares of Verigy Ltd. (the "Company") on the following terms:

Name of Recipient:	«Name»
Total Number of Units Granted:	«TotalUnits»
Date of Grant:	«DateGrant»
Vesting Date:	«VestDay»
Vesting Schedule:	The units subject to this award vest on the first anniversary of the date of grant provided that you continue Service (as defined in the Plan) as an Outside Director through such date.

You and the Company agree that these units are granted under and governed by the terms and conditions of the Verigy Ltd. 2006 Equity Incentive Plan (the "Plan") and the Share Unit Agreement, both of which are attached to and made a part of this document.

You further agree that the Company may deliver electronically all documents relating to the Plan or this award (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a web site, it will notify you regarding such posting.

RECIPIENT:	VERIGY LTD.

By:
Title:

VERIGY LTD. 2006 EQUITY INCENTIVE PLAN
SHARE UNIT AGREEMENT

Payment for Units	No payment is required for the units that you are receiving.
Vesting
The units vest on the first anniversary of the date of this Award provided that your Service as an Outside Director continues through such date. In addition, the units are subject to accelerated vesting in the event your Service terminates because of death, total and permanent disability, retirement at or after age 65, or the Company is subject to a Change in Control (as defined in the Plan), as provided in Section 9.3 of the Plan. Additionally, acceleration may be accelerated in the event of certain reorganizations, as provided in Section 10.3 of the Plan.

No units vest after your Service has terminated for any reason, except as otherwise provided in the Plan and this agreement.

For all purposes under this Agreement, "total and permanent disability" means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year.
Forfeiture
If your Service terminates for any reason, then your units will be forfeited to the extent that they have not vested before the termination date and do not vest as a result of the termination. This means that the units will immediately be cancelled. You receive no payment for units that are forfeited.

The Company determines when your Service terminates for this purpose.
Nature of Units
Your units are mere bookkeeping entries. They represent only the Company's unfunded and unsecured promise to issue Ordinary Shares on a future date. As a holder of units, you have no rights other than the rights of a general creditor of the Company.
No Voting Rights or Dividends
Your units carry neither voting rights nor rights to cash dividends. You have no rights as a shareholder of the Company unless and until your units are settled by issuing Ordinary Shares of the Company's stock.
Units Nontransferable	You may not sell, transfer, assign, pledge or otherwise dispose of any units. For instance, you may not use your units as security for a loan.
Settlement of Units
Each of your vested units will be settled in a lump sum on the third anniversary of the date of grant, unless you and the Company have agreed to a later settlement date.

At the time of settlement, you will receive one share of the Company's Ordinary Shares for each vested unit. But the Company, at its sole discretion, may substitute an equivalent amount of cash if the distribution of stock is not reasonably practicable due to the requirements of applicable law. The amount of cash will be determined on the basis of the market value of the Company's Ordinary Shares at the time of settlement.

Withholding Taxes
No Ordinary Shares or cash will be distributed to you unless you have made acceptable arrangements to pay any withholding taxes that may be due as a result of the settlement of this award. With the Company's consent, these arrangements may include (a) withholding shares of Company stock that otherwise would be issued to you when the units are settled or (b) surrendering shares that you previously acquired. The fair market value of these shares, determined as of the date when taxes otherwise would have been withheld in cash, will be applied to the withholding taxes.
Restrictions on Resale
You agree not to sell any shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.
No Retention Rights	Your award or this Agreement does not give you the right to be retained by the Company or a subsidiary of the Company in any capacity.
Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of your units will be adjusted accordingly, as the Company may determine pursuant to the Plan.
Beneficiary Designation
You may dispose of your units in a written beneficiary designation. A beneficiary designation must be filed with the Company on the proper form. It will be recognized only if it has been received at the Company's headquarters before your death. If you file no beneficiary designation or if none of your designated beneficiaries survives you, then your estate will receive any vested units that you hold at the time of your death.
Applicable Law	This Agreement shall be governed by, and construed in accordance with, the laws of the Republic of Singapore (except its choice-of-law provisions).
The Plan and Other Agreements
The text of the Plan is incorporated in this Agreement by reference.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this award. Any prior agreements, commitments or negotiations concerning this award are superseded. This Agreement may be amended only by another written agreement between the parties.

YOUR ELECTRONIC SIGNATURE TO THIS NOTICE AND AGREEMENT IS YOUR
AGREEMENT TO ALL OF THE
TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.

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  Exhibit 10.2.4
VERIGY LTD. 2006 EQUITY INCENTIVE PLAN NOTICE OF SHARE UNIT AWARD
VERIGY LTD. 2006 EQUITY INCENTIVE PLAN SHARE UNIT AGREEMENT